Exhibit 99.1

Yelp Announces Fourth Quarter and Full Year 2016 Financial Results

Local revenue increases 39% Over Full Year 2015

SAN FRANCISCO--(BUSINESS WIRE)--February 9, 2017--Yelp Inc. (NYSE:YELP), the company that connects people with great local businesses, today announced financial results for the fourth quarter and full year ended December 31, 2016.

  Net revenue was $194.8 million in the fourth quarter of 2016, reflecting 27% growth over the fourth quarter of 2015.
  Cumulative reviews grew 27% year over year to approximately 121 million.
  App Unique Devices grew 20% year over year to approximately 24 million on a monthly average basis1.
  Local advertising accounts grew 24% year over year to approximately 138 thousand.

GAAP net income in the fourth quarter of 2016 was $8.3 million, or $0.10 per diluted share, compared to a GAAP net loss of ($22.2) million, or ($0.29) per share, in the fourth quarter of 2015. Adjusted EBITDA for the fourth quarter of 2016 was $45.3 million compared to $17.5 million in the fourth quarter of 2015. Non-GAAP net income, which consists of GAAP net income excluding stock-based compensation, amortization, restructuring and valuation allowance, was $22.6 million for the fourth quarter, or $0.27 per diluted share, compared to $9.0 million, or $0.11 per diluted share, in the fourth quarter of 2015.

Net revenue for the full year ended December 31, 2016 was $713.1 million, an increase of 30% compared to $549.7 million in the prior year. Net loss for the full year ended December 31, 2016 was ($4.7) million, or ($0.06) per share, compared to a net loss of ($32.9) million, or ($0.44) per share in 2015. Adjusted EBITDA for the full year 2016 was $120.1 million compared to $69.1 million for the prior year. Non-GAAP net income for the full year ended December 31, 2016 was $59.4 million, or $0.73 per diluted share, compared to $28.9 million, or $0.37 per diluted share in 2015.

“We had an outstanding year, growing local revenue by 39%,” said Jeremy Stoppelman, Yelp’s co-founder and chief executive officer. “I am extremely proud of how Yelp has become deeply integrated into consumers’ daily habits and increasingly essential to local business owners. In 2017, we look forward to increasing engagement on the app, expanding transactions and broadening our sales strategy.”

Fourth Quarter Operating Summary

  Local revenue totaled $171.1 million, representing 36% growth compared to the fourth quarter of 2015.
  Transactions revenue totaled $16.6 million, representing 19% growth compared to the fourth quarter of 2015.
  Other revenue totaled $7.1 million, which grew 4% compared to the fourth quarter of 2015.

Business Highlights

  Consumer awareness and usage: In 2016, Yelp broadened its first brand advertising campaign, driving consumer awareness and familiarity to their highest levels and reaching over 200 million consumers on television and online. In the fourth quarter, approximately 24 million unique devices accessed Yelp via the mobile app on a monthly average basis, an increase of 20% compared to the same period in 2015. The number of pages viewed per user increased nearly 20% in the fourth quarter of 2016 over the same period in 2015.
  Transactions: In 2016, Yelp consumers made over 20 million transactions and bookings through Yelp Platform, Yelp Eat24 and Yelp Reservations, an increase of more than 40% over the prior year. Yelp diversified the transaction-enabled categories by onboarding eight new platform partners and expanding Request-A-Quote into new verticals. In October, Yelp integrated Nowait and, as of today, consumers can add themselves remotely to waitlists for approximately 3,600 restaurants via the Yelp app.
  Broadened sales strategy: In 2016, Yelp expanded its client partner team to the local sales channel and improved the ability to sell to franchised businesses, which drove accelerated revenue growth in the national channel in the fourth quarter. Additionally, through product and marketing improvements, revenue in the self-serve channel more than doubled in 2016 compared to 2015.

Business Outlook

As of today, Yelp is providing its outlook for the first quarter and full year of 2017.

  For the first quarter of 2017, net revenue is expected to be in the range of $195 million to $199 million, representing growth of approximately 25% compared to the first quarter of 2016 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $25 million to $28 million. Stock-based compensation is expected to be in the range of $26 million to $27 million, and depreciation and amortization is expected to be approximately 4.5% to 5% of revenue.
  For the full year of 2017, net revenue is expected to be in the range of $880 million to $900 million, representing growth of approximately 25% compared to full year 2016 at the midpoint of the range. Adjusted EBITDA is expected to be in the range of $150 million to $165 million. Stock-based compensation is expected to be in the range of $110 million to $112 million, and depreciation and amortization is expected to be approximately 4.5% to 5% of revenue.

Yelp has not reconciled its adjusted EBITDA outlook to GAAP net income (loss) because it does not provide an outlook for GAAP net income (loss) or other income (expense), net and provision (benefit) for income taxes, which are reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of their uncertainty and potential variability. Because such items cannot be reasonably predicted and could have a significant impact on the calculation of GAAP net income (loss), a reconciliation of the non-GAAP financial measure outlook to the corresponding GAAP measure is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" and "Reconciliation of GAAP to Non-GAAP Financial Measures" below.

Quarterly Conference Call

To access the call, please dial 1 (844) 795-4421, or outside the U.S. 1 (661) 378-9638, with Passcode 59623272, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:30 p.m. PT February 9, 2017 and 4:30 p.m. PT February 16, 2017 by calling 1 (855) 859-2056 or 1 (404) 537-3406, with Passcode 59623272. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp has taken root in major metros in more than 30 countries. Approximately 24 million unique devices1 accessed Yelp via the Yelp app, approximately 73 million unique visitors visited Yelp via desktop computer2 and approximately 65 million unique visitors visited Yelp via mobile website3 on a monthly average basis during the fourth quarter of 2016. By the end of the same quarter, Yelpers had written approximately 121 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via desktop computer on a monthly average basis over a given three-month period.

3 Calculated as the number of “users,” as measured by Google Analytics, accessing Yelp via the mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes, and statements made during the above referenced conference call will include, information relating to adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin (calculated as adjusted EBITDA divided by net revenue) and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share have been included in this press release, or will be included in the conference call, because they are key measures used by Yelp management and the board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp’s financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  non-GAAP net income does not reflect the impact of valuation allowance recording or release;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp;
  adjusted EBITDA and non-GAAP net income do not take into account any restructuring costs; and
  other companies, including those in Yelp’s industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income, adjusted EBITDA margin and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp’s other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the first quarter and full year 2017 to net income (loss) because it does not provide an outlook for other income (expense), net and provision (benefit) for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp’s control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation of adjusted EBITDA outlook to net income (loss) for the first quarter and full year 2017 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp’s current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to: statements regarding expected financial results for the first quarter and full year 2017; Yelp’s investment and other priorities for 2017 and its ability to execute against those priorities; Yelp’s ability to improve its earnings, margins and productivity; Yelp’s ability to broaden its sales strategy and capture a meaningful share of the large local market; the future growth in Yelp revenue; Yelp’s ability to increase usage and engagement (particularly on the app), increase awareness of and engagement on Yelp among consumers, and deliver value to consumers and local businesses; Yelp’s ability to increase transactions completed on its platform, including the continued growth of Request-A-Quote and its effect on consumer and business owner engagement; the expected shift of local advertising spending from print media to digital media and Yelp’s ability to capture this opportunity; and Yelp’s ability to take advantage of trends toward app usage and native advertising and to become the leading destination for consumers connecting with great local businesses. Yelp’s actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp’s limited operating history in an evolving industry; Yelp’s ability to generate sufficient revenue to maintain profitability, particularly in light of its significant ongoing sales and marketing expenses and the wind down of sales activities outside of the United States and Canada; Yelp’s ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp’s reliance on traffic to its website from search engines like Google and Bing; Yelp’s ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp’s base of advertisers; changes in political, business and economic conditions, including any economic downturn or crisis and any conditions that affect ecommerce growth; Yelp’s ability to deal with the increasingly competitive local search environment; Yelp’s need and ability to manage other regulatory, tax and litigation risks as applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to introduce new products and as new laws and regulations related to Internet companies come into effect; and Yelp’s ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp’s operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$272,201	$171,613
Short-term marketable securities	207,332	199,214
Accounts receivable, net	68,725	52,755
Prepaid expenses and other current assets	12,921	19,700
Total current assets	561,179	443,282

Property, equipment and software, net	92,440	80,467
Goodwill	170,667	172,197
Intangibles, net	32,611	39,294
Restricted cash	17,317	16,486
Other non-current assets	10,992	3,701
Total assets	$885,206	$755,427

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,003	$3,388
Accrued liabilities	55,082	43,458
Deferred revenue	3,314	2,931
Total current liabilities	60,399	49,777
Long-term liabilities	17,621	12,030
Total liabilities	78,020	61,807

Stockholders' equity
Common stock	-	-
Additional paid-in capital	892,983	774,022
Accumulated other comprehensive loss	(15,576)	(13,519)
Accumulated deficit	(70,221)	(66,883)
Total stockholders' equity	807,186	693,620
Total liabilities and stockholders' equity	$885,206	$755,427

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net revenue	$194,796	$153,731	$713,069	$549,711

Costs and expenses:
Cost of revenue (1)	15,604	15,000	60,363	51,015
Sales and marketing (1)	93,550	87,535	382,854	301,764
Product development (1)	36,860	28,970	138,549	107,786
General and administrative (1)	27,372	20,659	97,481	80,866
Depreciation and amortization	9,434	7,980	35,346	29,604
Restructuring and integration	3,455	-	3,455	-

Total costs and expenses	186,275	160,144	718,048	571,035
Income (loss) from operations	8,521	(6,413)	(4,979)	(21,324)
Other income, net	742	40	1,694	386
Income (loss) before income taxes	9,263	(6,373)	(3,285)	(20,938)
Provision for income taxes	(1,000)	(15,856)	(1,385)	(11,962)
Net income (loss) attributable to common stockholders	$8,263	$(22,229)	$(4,670)	$(32,900)

Net income (loss) per share attributable to common stockholders:
Basic	$0.10	$(0.29)	$(0.06)	$(0.44)
Diluted	$0.10	$(0.29)	$(0.06)	$(0.44)

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	78,851	75,372	77,186	74,683
Diluted	84,364	75,372	77,186	74,683

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Cost of revenue	$874	$336	$2,446	$1,117
Sales and marketing	6,722	5,803	27,098	21,962
Product development	10,595	6,314	36,323	23,431
General and administrative	5,673	3,519	20,394	14,332
Total stock-based compensation	$23,864	$15,972	$86,261	$60,842

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Twelve Months Ended
	December 31,
	2016	2015
Operating activities
Net loss	$(4,670)	$(32,900)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	35,346	29,604
Provision for doubtful accounts and sales returns	17,261	16,788
Stock-based compensation	86,261	60,842
Recording of valuation allowance	1,351	20,341
Loss on disposal of assets	277	213
Premium amortization, net, on marketable securities	1,348	1,190
Excess tax benefit from stock-based award activity	-	(6,583)
Realized gain on investments	-	(4)

Changes in operating assets and liabilities:
Accounts receivable	(31,624)	(25,279)
Prepaid expenses and other assets	5,687	(22,703)
Accounts payable, accrued expenses and other liabilities	15,278	15,894
Deferred revenue	385	(41)
Net cash provided by operating activities	126,900	57,362

Investing activities
Purchases of marketable securities	(274,965)	(246,160)
Maturities of marketable securities	265,500	202,870
Purchase of cost-method investment	(8,000)	-
Acquisition, net of cash received	-	(73,422)
Purchases of property, equipment and software	(22,994)	(31,127)
Proceeds from sale of property, equipment and software	88	134
Capitalized website and software development costs	(14,191)	(11,734)
Purchases of intangible assets	(179)	(647)
Changes in restricted cash	(831)	1,404
Net cash used in investing activities	(55,572)	(158,682)

Financing activities
Proceeds from issuance of common stock for employee stock-based plans	29,522	21,166
Excess tax benefit from share-based award activity	-	6,583
Repurchase of common stock	-	(482)
Contingent consideration payment	-	(825)
Net cash provided by financing activities	29,522	26,442

Effect of exchange rate changes on cash and cash equivalents	(262)	(821)

Change in cash and cash equivalents	100,588	(75,699)
Cash and cash equivalents - Beginning of period	171,613	247,312
Cash and cash equivalents - End of period	$272,201	$171,613

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Adjusted EBITDA:
Net income (loss)	$8,263	$(22,229)	$(4,670)	$(32,900)
Provisions for income taxes	1,000	15,856	1,385	11,962
Other income, net	(742)	(40)	(1,694)	(386)
Depreciation and amortization	9,434	7,980	35,346	29,604
Stock-based compensation	23,864	15,972	86,261	60,842
Restructuring and integration	3,455	-	3,455	-
Adjusted EBITDA	$45,274	$17,539	$120,083	$69,122

Net revenue	$194,796	$153,731	$713,069	$549,711
Adjusted EBITDA margin	23%	11%	17%	13%

Non-GAAP Net Income and Income per share:
GAAP net income (loss)	$8,263	$(22,229)	$(4,670)	$(32,900)
Stock-based compensation	23,864	15,972	86,261	60,842
Amortization of intangible assets	1,657	1,718	6,805	6,475
Restructuring and integration	3,455	-	3,455	-
Tax adjustments (see note below)	(14,688)	13,514	(32,411)	(5,512)
NON-GAAP NET INCOME	$22,551	$8,975	$59,440	$28,905

GAAP diluted shares	84,364	78,166	81,201	78,078

NON-GAAP NET INCOME PER SHARE	$0.27	$0.11	$0.73	$0.37

Note: Includes tax effects of stock-based compensation, amortization of intangibles, and valuation allowance.
Note: Adjusted EBITDA margin is defined as the percentage resulting from dividing Adjusted EBITDA, as defined above, by Net revenue for any given period.

CONTACT:
Investor Relations
Yelp Inc.
Allie Dalglish, 415-635-2412
ir@yelp.com